Exhibit 15.3

Consent of Independent Registered Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-249370) of Controladora Vuela Compañía de Aviación, S.A.B. de C.V. of our report dated April 29, 2021, except for Note 1b), as to which the date is April 28, 2023, with respect to the consolidated financial statements of Controladora Vuela Compañía de Aviación, S.A.B. de C.V., included in this Annual Report (Form 20-F), of Controladora Vuela Compañía de Aviación, S.A.B. de C.V. for the year ended December 31, 2022.

/s/ Mancera, S.C.
A member practice of
Ernst & Young Global Limited

Mexico City, Mexico
April 28, 2023